THIRD REVISED INVESTMENT AGREEMENT


April 21, 1994

America West Airlines, Inc.
4000 East Sky Harbor Boulevard
Phoenix, AZ  85034

Attention:      William A. Franke
		Chairman of the Board

Gentlemen:



		This letter agreement (this "Agreement") sets forth the agreement between America West Airlines, Inc., a Delaware corporation (including, on or after the effective date of the Plan, as defined herein, its successors, as reorganized pursuant to the Bankruptcy Code, as defined herein) (the "Company"), and AmWest Partners, L.P., a Texas limited partnership ("Investor").

		The Company will issue and sell to Investor, and Investor hereby agrees and commits to purchase from the Company, a package of securities of the Company for $244,857,000 in cash (subject to adjustment as herein provided), consisting of (i) shares of Class A Common Stock of the Company ("Class A Common"),
(ii) shares of Class B Common Stock of the Company ("Class B Common" and, together with the Class A Common, "Common Stock"),
(iii) senior unsecured notes of the Company ("Notes") and (iv) warrants to purchase shares of Class B Common ("Warrants"), all on the terms and subject to the terms and conditions hereinafter set forth.

		Investor's purchase of the securities referred to above (the "Investment") will be made in connection with and as part of the transactions to be consummated pursuant to a joint Plan of Reorganization of the Company (the "Plan") and an order (the
"Confirmation Order") confirming the Plan issued by the Bankruptcy Court, as defined herein. The Plan will contain provisions called for by, or otherwise consistent with, this Agreement.

		In consideration of the agreements of Investor hereunder, and as a precondition and inducement to the execution of this Agreement by Investor, the Company has entered into the Third Revised Interim Procedures Agreement with Investor, dated the date hereof (the "Procedures Agreement").

		SECTION 1. Definitions. For purposes of this Agreement, except as expressly provided herein or unless the context otherwise requires, the following terms shall have the following respective meanings:

		"Affiliate" shall mean (i) when used with reference to any partnership, any Person that, directly or indirectly, owns or controls 10% or more of either the capital or profit interests of such partnership or is a partner of such partnership or is a Person in which such partnership has a 10% or greater direct or indirect equity interest and (ii) when used with reference to any corporation, any Person that, directly or indirectly, owns or controls 10% or more of the outstanding voting securities of such corporation or is a Person in which such corporation has a 10% or greater direct or indirect equity interest. In addition, the term
"Affiliate," when used with reference to any Person, shall also mean any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person. As used in the preceding sentence, (A) the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the entity referred to, whether through ownership of voting securities, by contract or otherwise and (B) the terms "controlling" and "controls" shall have meanings correlative to the foregoing.
Notwithstanding the foregoing, the Company will be deemed not to be an Affiliate of Investor or any of its partners or assignees.

		"Alliance Agreements" shall have the meaning specified in Section 5.

		"Approvals" shall have the meaning specified in Section
8(b).

		"Bankruptcy Code" shall mean Chapter 11 of the United
States Bankruptcy Code.

		"Bankruptcy Court" shall mean the United States
Bankruptcy Court for the District of Arizona.

		"Business Combination" means:

			(i) any merger or consolidation of the Company with or into Investor or any Affiliate of Investor;

			(ii) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of the Company to Investor or any Affiliate of Investor;

			(iii)   any transaction with or
involving the Company as a result of which Investor or any of Investor's Affiliates will, as a result of issuances of voting securities by the Company (or any other securities convertible into or exchangeable for such voting securities) acquire an increased percentage ownership of such voting securities, except pursuant to a transaction open on a pro rata basis to all holders of Class B Common; or

			(iv)    any related series or combination of
transactions having or which will have, directly or indirectly, the same effect as any of the foregoing.

		"Class A Common" shall have the meaning specified in the second paragraph of this Agreement.

		"Class B Common" shall have the meaning specified in the second paragraph of this Agreement.

		"Common Stock" shall have the meaning specified in the second paragraph of this Agreement.

		"Company" shall have the meaning specified in the first paragraph of this Agreement.

		"Confirmation Date" shall mean the date on which the Confirmation Order is entered by the Bankruptcy Court.

		"Confirmation Order" shall have the meaning specified in the third paragraph of this Agreement.

		"Continental" shall mean Continental Airlines, Inc.

		"Creditors' Committee" shall mean the Official Committee of the Unsecured Creditors of America West Airlines, Inc.
appointed in the Company's Chapter 11 case pending in the Bankruptcy Court.

		"Disclosure Statement" shall mean a disclosure statement with respect to the Plan.

		"Effective Date" shall mean the effective date of the Plan; provided that in no event shall the Effective Date be
(a) earlier than 11 days after the Bankruptcy Court approves and enters the Confirmation Order providing for the confirmation of the Plan or (b) before all material
Approvals are obtained.

		"Electing Party" shall have the meaning specified in
Section 4(a)(2)(ii).

		"Equity Committee" shall mean the Official Committee of Equity Holders of America West Airlines, Inc. appointed in the Company's Chapter 11 case pending in the Bankruptcy
Court.

		"Equity Holders" shall mean the Company's equity security holders (including holders of common stock and preferred stock) of record as of the applicable record date fixed by the Bankruptcy Court.

		"Governance Agreements" shall have the meaning specified in Section 6.

		"GPA" shall mean GPA Group plc or, if applicable, any direct or indirect subsidiary thereof.

		"GPA Put Agreement" shall have the meaning specified in
Section 7(j).

		"Independent Directors" shall have the meaning specified in Section 6(a)).

		"Initial Order" shall have the meaning specified in
Section 8(a).

		"Investment" shall have the meaning specified in the third paragraph of this Agreement.

		"Investor" shall have the meaning specified in the first paragraph of this Agreement.

		"Mesa" shall mean Mesa Airlines, Inc.

		"Monthly Targets" shall mean the amounts specified in the Monthly Targets Schedule.

		"Monthly Targets Schedule" shall mean the letter agreement between the Company and Investor dated the date hereof.

		"Notes" shall have the meaning specified in the second paragraph of this Agreement. The Notes shall be subject to the terms and conditions set forth in Exhibit B hereto.

		"Outside Date" shall mean August 31, 1994; provided that Investor shall have the right from time to time to irrevocably extend the Outside Date to a date not later than November 30, 1994, but only if Investor gives the Company prior written notice of its election to extend the then current Outside Date (which notice shall specify the new
Outside Date) and then only if, at the time of the giving of such notice, Investor is not in breach of any of its representations, warranties, covenants or obligations under this Agreement, the Procedures Agreement or any Related
Agreement (excluding any breach by Investor which is not willful or intentional and which is capable of being cured on or before the new Outside Date). Unless waived by the Company, any notice given pursuant to this definition shall be delivered to the Company not less than 15 days prior to the then current Outside Date except that, in the event the Effective Date has not occurred for any reason arising within such 15-day period not due to a breach by Investor of any of its representations, warranties, covenants or agreements hereunder, such notice shall be given as soon as practicable but in no event later than the then current
Outside Date.

		"Person" means a natural person, a corporation, a partnership, a trust, a joint venture, any Regulatory
Authority or any other entity or organization.

		"Plan" shall have the meaning specified in the third paragraph of this Agreement.

		"Plan 9" means the Company's Plan Revision No. 9 which consists of the Summary Pro Forma Financial Statements: June
1993 Through December 1994, dated July 15, 1993.

		"Plan R-2" shall mean the Company's Summary Pro Forma Financial Statements, 5 Year Plan: 1994 Through 1998, Plan
No. R-2, dated January 13, 1994.

		"Procedures Agreement" shall have the meaning specified in the fourth paragraph of this Agreement.

		"Projections" shall mean the projections set forth in Plan 9 on pages 15 and 18 of Tab E and pages 7 and 8 of Tab
F.

		"Purchase Price" shall have the meaning specified in
Section 2.

		"Regulatory Approvals" shall mean all approvals, permits, authorizations, consents, licenses, rulings, exemptions and agreements required to be obtained from, or notices to or registrations or filings with, any Regulatory Authority (including the expiration of all applicable waiting periods, if any, under the Hart-Scott-Rodino
Antitrust Improvements Act of 1976, as amended) that are necessary or reasonably appropriate to permit the Investment and the other transactions contemplated hereby and by the Related Agreements and to permit the Company to carry on its business after the Investment in a manner consistent in all material respects with the manner in which it was carried on prior to the Effective Date or proposed to be carried on by the reorganized Company.

		"Regulatory Authority" shall mean any authority, agency, commission, official or other instrumentality of the United
States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

		"Related Agreements" shall have the meaning specified in
Section 3.

		"Securities" shall mean the securities of the Company issued to the Unsecured Parties, Investor and its assigns and GPA under this Agreement. The Securities are described in Section 4.

		"Unsecured Creditors" shall mean, as of any date, the Persons holding of record as of such date the allowed or allowable prepetition unsecured claims without priority of the Company.

		"Unsecured Parties" shall mean the Equity Holders and the Unsecured Creditors.

		"Warrants" shall have the meaning specified in the second paragraph of this Agreement.

		SECTION 2. Commitment to Make Investment. Subject to the terms and conditions of this Agreement and the Procedures
Agreement, on the Effective Date, the Company shall issue and sell and Investor shall purchase Securities in accordance with this Agreement and the Plan. Such Securities shall be issued, sold and delivered to Investor, its designees and/or one or more third party investors, and the $244,857,000 purchase price therefor, as such purchase price may be adjusted pursuant hereto
(the "Purchase Price"), shall be paid by wire transfer of immediately available funds on the Effective Date.

		SECTION 3. Related Agreements. The agreements necessary to effect the Investment (the "Related Agreements", such term to include the Alliance Agreements and the Governance Agreements) shall be in form and substance reasonably satisfactory to Investor and the Company, and shall contain terms and provisions, including representations, warranties, covenants, warranty termination periods, materiality exceptions, cure opportunities, conditions precedent, anti-dilution provisions (as appropriate), and indemnities, as are in form and substance reasonably satisfactory to such parties; provided, however, that the Related Agreements shall contain provisions called for by, or otherwise consistent with, this Agreement.

		SECTION 4. Capitalization. (a) Upon consummation of the Plan, the capitalization of the Company shall be as follows:

		(1) Class A Common. There shall be 1,200,000 shares of Class A Common, all of which shares shall, in accordance with the Plan, be issued to Investor.  Investor shall pay
$8,960,400 for the Class A Common.   At the option of the
holders thereof, shares of Class A Common shall be convertible into shares of Class B Common on a share for share basis.

		(2) Class B Common. There shall be 43,800,000 shares of Class B Common, all of which shares shall, in accordance with the Plan, be issued as follows:

			(i)     Investor.       Investor shall be issued 13,875,000
shares plus the number of shares (if any) to be acquired
by Investor pursuant to clause (ii) below minus the
number of shares, if any, purchased by the Equity
Holders pursuant to the second sentence of clause (iii)
below.  For each share of Class B Common issued to it,
Investor shall pay $7.467; provided that (A) for each
share acquired by Investor pursuant to clause (ii) below
and (B) for each share not purchased by the Equity
Holders pursuant to clause (iii) below, Investor shall
pay $8.889.

			(ii) Unsecured Creditors. The Unsecured Creditors (or a trust created for their benefit) shall be issued
26,775,000 shares. Notwithstanding the foregoing, each Unsecured Creditor shall have the right to elect to receive cash equal to $8.889 for each share of Class B
Common otherwise allocable to it under this clause (ii).
The election of each such Person (the "Electing Party") must be made on or before the date fixed by the Bankruptcy Court for voting with respect to the Plan;
provided, however, that in the event that such elections of all Electing Parties aggregate to more than $100 million, then (A) the amount of cash so paid shall be limited to $100 million and (B) the Electing Parties shall each receive proportionate amounts of cash and ClassUB Common in accordance with the Plan. Subject to the foregoing proviso, Investor shall increase the Investment by the amount necessary to pay all Electing
Parties the cash amounts payable to them under this clause (ii) in respect of the shares of Class B Common specified in their elections and, upon payment of such amounts, such shares shall be issued to Investor without further consideration. Notwithstanding the foregoing,
Investor's acquisition of shares of Class B Common pursuant to this clause (ii) shall, if permitted by applicable securities and other laws, be consummated immediately after the issuance of such shares to the Electing Parties on the Effective Date. If such shares are not so acquired post-consummation of the Plan, all shares of Class B Common acquired by Investor pursuant to this clause (ii) shall, for all purposes hereof, be deemed to be part of the Securities acquired by Investor hereunder.

			(iii) Equity Holders. The Equity Holders (or a trust created for their benefit) shall be issued
2,250,000 shares. In addition, the Equity Holders shall have the right to purchase up to 1,615,179 shares allocable to Investor pursuant to clause (i) above at $8.889 per share. Such election must be made by each Equity Holder on or before the date fixed by the Bankruptcy Court for voting with respect to the Plan.
The Plan shall set forth the terms and conditions on which the foregoing rights may be exercised.

			(iv)    GPA.  900,000 shares shall be issued to GPA.

		(3) Warrants. There shall be Warrants to purchase 10,384,615 shares of Class B Common at the exercise price as specified in and subject to the terms of Exhibit A hereto, and such Warrants shall, in accordance with the Plan, be issued as follows:

			(i) Warrants to purchase up to 2,769,231 shares of ClassUB Common shall be issued to Investor; and

			(ii) Warrants to purchase up to 6,230,769 shares of ClassUB Common shall be issued to the Equity Holders or a trust or trusts created for their benefit; and

			(iii) Warrants to purchase up to 1,384,615 shares of Class B Common shall be issued to GPA.

		(4) Senior Unsecured Notes. Investor shall, in accordance with the Plan and subject to the terms of Exhibit
B hereto, be issued $100 million principal amount of Notes against payment in cash of not less than 100% of the principal amount thereof to the Company; provided, however, that the Company shall have the right, exercised at any time prior to the date fixed by the Bankruptcy Court for voting with respect to the Plan, to increase the principal amount of the Notes to be so purchased by Investor to up to $130 million. GPA shall, in accordance with the Plan, be issued
$30,525,000 principal amount of Notes; provided, however, that GPA shall have the right to elect to receive cash in lieu of all or any portion of the Notes otherwise issuable to it under this paragraph (4), such election to be made on or before the date fixed by the Bankruptcy Court for voting with respect to the Plan.

		(b) Holders of the Class A Common shall have fifty votes per share. Holders of Class B Common shall have one vote per share. Holders of Class A Common and holders of Class B Common shall vote together as a single class except as otherwise required by law or the provisions of this Agreement. Investor may elect, with respect to any shares of Class B Common held by it, to suspend the voting rights relating to such shares by giving prior written notice to the Company, which notice shall describe such shares in reasonable detail and state whether or not the voting suspension is permanent or temporary and, if temporary, specify the period thereof.

		(c) Neither Investor nor any Affiliate of Investor or of any partner of Investor will transfer or otherwise dispose of any Common Stock (other than to an Affiliate of the transferor) if, after giving effect thereto and to any concurrent transaction, the total number of shares of Class B Common beneficially owned by the transferor is less than 200% of the total number of shares of Class A Common beneficially owned by the transferor; provided, however, than nothing in this paragraph (c) shall prohibit any Person from transferring or otherwise disposing, in a single transaction or a series of concurrent transactions, of all shares of Common Stock owned by such Person.

		SECTION 5. Business Alliance Agreements. Continental and the Company shall enter into mutually acceptable business alliance agreements on the Effective Date, which agreements may include, but shall not be limited to, agreements to share ticket counter space, ground handling agreements, agreements to link frequent flier programs, and combined purchasing agreements, and schedule coordination and code sharing agreements. On the Effective Date, Mesa shall enter into agreements with the Company extending the existing contractual arrangements between the Company and Mesa for five years from the Effective Date and modifying the termination provisions thereof consistent with such extension. Such agreements with Continental and Mesa are herein collectively referred to as the "Alliance Agreements".

		SECTION 6. Governance Agreements. On the Effective Date, the Company, Investor and Investor's partners (other than any such partner holding shares of Class B Common the voting rights with respect to which have been suspended as contemplated by Section 4(b)) shall enter into one or more written agreements (the "Governance Agreements") effectively providing as follows:

		(a) At all times during the three-year period commencing on the Effective Date, the Company's board of directors shall consist of 15 members designated as follows:

			(i) nine members (at least 8 of whom are U.S. citizens) shall be designated by Investor, with certain of the partners of Investor having the right to designate certain of Investor's designated directors;

			(ii) three members (at least two of whom are U.S. citizens) shall be designated by the Creditors'
Committee; provided that each such member shall be reasonably acceptable to Investor at the time of his or her initial designation;

			(iii) one member shall be designated by the Equity Committee; provided that such member shall be a U.S.
citizen reasonably acceptable to Investor at the time of his or her initial designation;

			(iv) one member shall be designated by the Company's board of directors as constituted on the date preceding the Effective Date; provided that such member shall be a U.S. citizen reasonably acceptable to Investor at the time of his or her initial designation; and

			(v) one member shall be designated by GPA for so long as GPA shall own at least 2% of the voting equity securities of the Company; provided that such member shall be reasonably acceptable to Investor at the time of his or her initial designation.

	The directors (and their successors) referred to in clauses
(ii), (iii) and (iv) above are hereinafter referred to collectively as the "Independent Directors".

		(b) In the case of the death, resignation, removal or disability of an Independent Director after the Effective
Date, his or her successor shall be designated by the Stockholder Representatives, except that if such Independent
Director was initially designated by the Creditors'
Committee or the Equity Committee and if, at the time of such Independent Director's death, resignation, removal or disability (as the case may be), the Creditors' Committee or the Equity Committee (as the case may be) remains in effect, the successor to such Independent Director shall be designated by the Creditors' Committee or the Equity
Committee (as the case may be). As used herein, "Stockholder Representatives" shall mean, collectively, (A) one individual who, on the date hereof, is serving as a director of the Company, (B) one individual who, on the date hereof, is serving as a member of the Creditors' Committee and (C) one individual who, on the date hereof, is serving as a member of the Equity Committee. The initial
Stockholder Representatives shall be selected on or before the Effective Date (x) by the Company's board of directors in the case of the individual referred to in clause (A) above, (y) by the Creditors' Committee in the case of the individual referred to in clause (B) above and (z) by the Equity Committee in the case of the individual referred to in clause (C) above. In case of the death, resignation, removal or disability of a Stockholder Representative after the Effective Date, his or her successor shall be designated by the remaining Stockholder Representatives.

		(c) Until the third anniversary of the Effective Date, Investor will vote and cause to be voted all shares of Common Stock (other than those the voting rights of which have been suspended) owned by Investor or any of its partners or by the assignees or transferees of all or substantially all of the Common Stock owned by Investor or any of its partners (other than a Person who acquires such stock pursuant to a tender or exchange offer open to all stockholders of the Company) in favor of the election as directors of any and all individuals designated for such election as contemplated by clauses (ii), (iii), (iv) and
(v) of paragraph (a) above.

		(d) No director nominated by Investor shall be an officer or employee of Continental. All Company directors, if any, who are selected by, or who are directors of, Continental shall recuse themselves from voting on, or otherwise receiving any confidential Company information regarding, matters in connection with negotiations between Continental and the Company (including, without limitation, those relating to the Alliance Agreements) and matters in connection with any action involving direct competition between Continental and the Company. All Company directors, if any, who are selected by, or who are directors, officers or employees of, Mesa shall recuse themselves from voting on, or otherwise receiving any confidential Company information regarding, matters in connection with negotiations between Mesa and the Company (including, without limitation, those relating to the Alliance
Agreements) and matters in connection with any action involving direct competition between Mesa and the Company.

		(e) During the three-year period commencing on the Effective Date, the Company will not consummate any Business
Combination unless such transaction shall be approved in advance by at least three Independent Directors or by a majority of the stock voted at the meeting held to consider such transaction which is owned by stockholders of the Company other than Investor or any of its Affiliates;
provided, however, that neither Mesa nor any fund or account managed or advised by Fidelity Management Trust Company or its Affiliates (or any of their non-Affiliated transferees) will be deemed an Affiliate of Investor for purposes of voting on any Business Combination involving Continental.

		SECTION 7. Plan of Reorganization. The Plan shall (i) be proposed jointly by the Company and Investor, (ii) contain terms and conditions reasonably satisfactory to Investor and the Company, and (iii) include the following provisions; provided that Investor and the Company may, by mutual agreement, modify the Plan or otherwise restructure the Investment in a manner consistent with the contemplated economic consequences to the Company, Investor, the Unsecured Parties and GPA in order to enable the Company, as reorganized, to more fully utilize its existing tax attributes:

		(a) Debtor-in-Possession Financing. The Company's debtor-in-possession financing shall be repaid in full in cash on the Effective Date.

		(b) Administrative Claims. All allowed administrative claims shall be paid as required pursuant to Section 1129(a) of the Bankruptcy Code, provided that such claims do not exceed the amount set forth in Plan R-2 plus $15 million, and provided further that payment of such claims in excess of those set forth in Plan R-2 would not, if payment was to be made in the month immediately preceding the Effective
Date, cause the Company to fail to meet any of the Monthly
Targets for such month.

		(c) Tax Claims. All priority tax claims shall be paid over the maximum term permitted by the Bankruptcy Code, as determined by the Bankruptcy Court, with interest accruing at a rate determined by the Bankruptcy Court, provided that such claims do not exceed the amounts set forth in Plan R-2 plus $8.5 million, and provided further that payment of such claims in excess of those set forth in Plan R-2 would not, if payment was to be made in the month immediately preceding the Effective Date, cause the Company to fail to meet any of the Monthly Targets for such month .

		(d) Nontax Priority Claims. All nontax priority claims shall be paid as required pursuant to Section 507 of the Bankruptcy Code, provided that such claims do not exceed the amounts set forth in Plan R-2.

		(e) Secured Claims. Secured debt claims shall be treated as provided in Plan R-2 subject to (i) modification based on updated appraisals of collateral values to be conducted by the Company and consistent with the applicable provisions of the Bankruptcy Code, or (ii) such other terms as shall be reasonably satisfactory to the Company and Investor.

		(f) Unsecured Creditors. In consideration for the shares and cash issued or paid, as the case may be, to the Unsecured Creditors pursuant to Section 4(a)(2)(ii), the unsecured claims of the Unsecured Creditors shall be cancelled as specified in the Plan.

		(g) Equity Holders. In consideration for (A) the right to purchase shares pursuant to Section 4(a)(2)(iii), (B) the shares issued to the Equity Holders pursuant to Section
4(a)(2)(iii), and (C) the Warrants issued to the Equity
Holders pursuant to Section 4(a)(3)(ii), the equity interests of the Equity Holders shall be cancelled as specified in the Plan.

		(h) Leases. All aircraft leases which have been assumed prior to the date hereof will be honored by the Company in accordance with their terms and without reduction of rentals thereunder, provided that with the consent of the Company, Investor and any applicable lessor, any such lease may be amended to reduce the rentals payable thereunder, it being understood that, in consideration of any such amendment and with the consent of the Creditors' Committee, securities of the Company may be issued to such lessors from securities otherwise allocable to the Unsecured Parties to the extent consistent with any agreement in writing entered into by Investor and the Equity Committee on or before the date hereof.

		(i) Kawasaki. The contractual right of Kawasaki Leasing International Inc. ("Kawasaki") to require the Company to lease certain aircraft and aircraft engines shall be modified on terms satisfactory to the Company, Investor and Kawasaki or, in the absence of such modification, honored.

		(j) GPA. In consideration for (A) the shares issued to GPA pursuant to Section 4(a)(2)(iv), (B) the Warrants issued to GPA pursuant to Section 4(a)(3)(iii), (C) the Notes and cash issued or paid, as the case may be, to GPA pursuant to
Section 4(a)(4) and (D) the granting to GPA on the Effective
Date of the right (the "New GPA Put") to require the Company to lease from GPA on or prior to June 30, 1999, up to eight aircraft of types consistent with the fleet currently operated by the Company, GPA shall, as specified in the Plan, cancel and waive all rights to put any aircraft to the Company which it may have pursuant to the Put Agreement between GPA and the Company, dated as of June 25, 1991 (the
"GPA Put Agreement") and/or the related Agreement Regarding
Rights of First Refusal for A320 Aircraft, dated as of September 1, 1992 (the "First Refusal Agreement") and all other claims of any kind or nature arising out of or in connection with the GPA Put Agreement and/or the First
Refusal Agreement (other than claims for reimbursement of expenses incurred by GPA in connection therewith). Each such lease shall provide for the payment by the Company of a fair market rental (determined at or about the time of delivery of the related aircraft to the Company on the basis of rentals then prevailing in the marketplace for comparable leases of comparable aircraft to lessees of comparable creditworthiness); and each such lease shall have such other terms and provisions and be in such form as is agreed upon by the Company and GPA with the approval of Investor (which approval shall not be unreasonably withheld or delayed) and attached to the agreement pursuant to which GPA is granted the New GPA Put.

		(k) Prepetition Aircraft Purchase Contracts. The prepetition contract for the purchase of aircraft between the Company and The Boeing Company shall either be modified on terms satisfactory to Investor, the Company and The
Boeing Company or, in the absence of such agreement, rejected. The Company's aircraft purchase contract with AVSA, S.A.R.L. ("Airbus") shall be amended on terms consistent with the provisions of the AmWest - A320 Term
Sheet, dated as of February 23, 1994 by and between Investor and Airbus.

		(l) Employees. The Company shall have the right to release employees from all currently existing obligations to the Company in respect of shares of Company stock purchased by such employees pursuant to the Company's stock purchase plan, such release to be in consideration for the cancellation of such shares.

		(m) Exculpation. The Plan will contain customary exculpation provisions for the benefit of the Creditors'
Committee and the Equity Committee and their respective professionals.

		SECTION 8. Conditions to Investor's Obligations Relating to the Investment. The obligations of Investor to consummate the Investment and the other transactions contemplated herein shall be subject to the satisfaction, or the written waiver by Investor, of the following conditions:

		(a) an initial order approving the Procedures Agreement, which order shall be in form and substance reasonably satisfactory to Investor (the "Initial Order"), shall have been entered by the Bankruptcy Court on or prior to May 6, 1994 and, once entered, shall be in effect and shall not be modified in any material respect or stayed;

		(b) subject to Section 10(b), the Company and Investor, as applicable, shall have received all Regulatory Approvals, which shall have become final and nonappealable or any period of objection by Regulatory Authorities shall have expired, as applicable, and all other material approvals, permits, authorizations, consents, licenses and agreements from other third parties that are necessary or appropriate to permit the Investment and the other transactions contemplated hereby and by the Related Agreements and to permit the Company to carry on its business after the Effective Date in a manner consistent in all material respects with the manner in which it was carried on prior to the Effective Date (collectively with Regulatory Approvals, the "Approvals"), which Approvals shall not contain any condition or restriction that, in Investor's reasonable judgment, materially impairs the Company's ability to carry on its business in a manner consistent in all material respects with prior practice or as proposed to be carried on by the reorganized Company;

		(c) the certificate of incorporation and bylaws of the Company shall contain the terms contemplated by this Agreement and shall otherwise be reasonably satisfactory to Investor;

		(d) there shall be in effect no injunction, stay, restraining order or decree issued by any court of competent jurisdiction, whether foreign or domestic, staying the effectiveness of any of the Approvals, the Initial Order or the Confirmation Order, and there shall not be pending any request or motion for any such injunction, stay, restraining order or decree; provided, however, that the foregoing condition shall not apply to any such injunction, stay, order or decree requested, initiated or supported by Investor or any of its partners or other Affiliates or to any such request or motion made, initiated or supported by Investor or any its partners or other Affiliates;

		(e) there shall not be threatened or pending any suit, action, investigation, inquiry or other proceeding
(collectively, "Proceedings") by or before any court of competent jurisdiction or Regulatory Authority (excluding the Company's bankruptcy case, but including adversary proceedings and contested matters in such bankruptcy case, and excluding any such Proceedings fully and accurately disclosed by the Company in Schedule I hereto), or any adverse development occurring since December 31, 1993 in any such Proceedings, which Proceedings or development, singly or in the aggregate, in the good faith judgment of Investor, are reasonably likely to have a material adverse effect on the Company's ability to carry on its business in a manner consistent in all material respects with prior practices or are reasonably likely to impair in any material respect
Investor's ability to realize the intended benefits and value of this Agreement, the Procedures Agreement or any Related Agreement; provided, however, that the foregoing condition shall not apply to any such Proceeding or development requested, initiated or supported by Investor or any of its partners or other Affiliates;

		(f) the Company shall have delivered to Investor appropriate closing documents, including the instruments evidencing the Securities being issued to Investor, certifications of the Company officers (including, but not limited to, incumbency certificates, and certificates as to the truth and correctness of statements made in the Disclosure Statement or any other offering document distributed in connection with any securities issued in respect of this Agreement or the Related Agreements) and opinions of legal counsel, all of which shall be reasonably satisfactory to Investor;

		(g) by no later than March 31, 1994, the Company shall have delivered to Investor audited financial statements as of December 31, 1993, and for the year then ended, which statements shall reflect a financial performance and a financial position of the Company consistent in all material respects with the unaudited results previously announced by the Company for such year, and, if requested by Investor, the Company shall have discussed such financial statements with Investor and provided an opportunity for Investor to discuss such financial statements with the Company's auditors;

		(h) since December 31, 1993, except for the matters disclosed in Schedule I hereto, no material adverse change in the Company's condition (financial or otherwise), business, assets, properties, operations or relations with employees or labor unions shall have occurred and no matter
(except for the matters disclosed in Schedule I hereto) shall have occurred or come to the attention of Investor that, in the reasonable judgment of Investor, is likely to have any such material adverse effect;

		(i) the following shall be true in all material respects (in each case based on the Company's actual monthly or daily financial statements, which shall be prepared by the Company in a manner consistent in all material respects with its historical monthly and daily financial statements previously furnished to Investor): (A) the Company's actual monthly
Operating Cash Flow (as defined on the Monthly Targets
Schedule) shall not, in any month, be less than the minimum amount therefor established as part of the Monthly Targets,
(B) the Company's actual 4 month Rolling Cash Flow (as defined on the Monthly Targets Schedule) shall not be less, as of the end of any four calendar month period, than the minimum amount therefor established as part of the Monthly
Targets, (C) the Company's actual end of month Reported Cash
Balance (as defined in the Monthly Targets Schedule) shall not, as of the end of any calendar month, be less than the minimum amount therefor established as part of the Monthly
Targets, (D) the Company's actual five-day average Minimum
Cash Balance (as defined in the Monthly Targets Schedule) shall not be, as of the end of any five day period, less than the minimum amount therefor established as part of the Monthly Targets; (E) the Company shall not have taken any actions which the Company knew or reasonably should have known would likely impair or hinder in any material respect the Company's ability to achieve the Projections; (F) the amount and nature of the obligations and liabilities
(including, without limitation, tax liabilities and administrative expense claims) required to be paid by the Company on the Effective Date or to be paid by the Company following the Effective Date pursuant to obligations assumed by the Company during the course of its bankruptcy proceedings shall not be in excess of the amounts reflected in Plan R-2 plus any additional allowances provided in
Section 7 (as reduced by any repayments of the existing debtor-in-possession loan made on or prior to the Effective
Date) and shall not be materially different in nature than those specified in Plan R-2 (except with respect to administrative claims not known to the Company when Plan R-2 was developed); and (G) the Company shall have paid all fees and expenses due Investor under the Procedures Agreement;

		(j) since the date hereof, there shall have occurred no outbreak or escalation of hostilities or other international or domestic calamity, crisis or change in political, financial or economic conditions or other adverse change in the financial markets that impairs (or could reasonably be expected to impair) in any material respect the Company's ability to carry on its business in a manner consistent in all material respects with prior practice or impairs (or could reasonably be expected to impair) in any material respect Investor's ability to realize the intended benefits and value of this Agreement or any Related Agreement;

		(k) the Related Agreements, including all Alliance Agreements, to be executed by the Company shall have been executed by the Company on or before the Effective Date and, once executed, shall not have been modified without the consent of Investor, shall be in effect and shall not have been stayed;

		(l) the Company shall have performed in all material respects all obligations on its part required to be performed on or before the Effective Date under this Agreement, the Procedures Agreement and the Related
Agreements and all orders of the Bankruptcy Court in respect thereof that are consistent with the provisions of such instruments;

		(m) all representations and warranties of the Company under this Agreement, the Procedures Agreement and the Related Agreements shall be true in all material respects as of the Effective Date;

		(n) the Plan and Disclosure Statement each shall have been filed by the Company on or prior to May 15, 1994, and, once filed, shall have been served by the Company on all appropriate parties and, once served, shall not have been modified in any material respect without the prior consent of Investor (which consent shall not be unreasonably withheld), withdrawn by the Company or dismissed;

		(o) the Disclosure Statement (in the form approved by the Bankruptcy Court and as amended or supplemented, if applicable) shall have been true and correct in all material respects as of the date first mailed to Unsecured Parties and as of the date fixed by the Bankruptcy Court for voting on the Plan and such Disclosure Statement shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein (taken as a whole), in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing condition shall not apply to statements or other information furnished or provided by Investor or any of its Affiliates for use in the Disclosure
Statement;

		(p) the order approving the Disclosure Statement shall have been entered by the Bankruptcy Court on or prior to June 30, 1994, and, once entered, shall not have been modified in any material respect, shall be in effect and shall not have been stayed;

		(q) the Plan (including all securities of the Company to be issued pursuant thereto and all contracts, instruments, agreements and other documents to be entered into in connection therewith), the Disclosure Statement and the Confirmation Order shall be consistent with the terms of this Agreement and otherwise reasonably satisfactory in form and substance to Investor;

		(r) the Confirmation Order shall have been entered by the Bankruptcy Court in form reasonably satisfactory to Investor on or before August 15, 1994, and, once entered, shall not have been modified in any material respect, shall be in effect and shall not have been stayed and shall not be subject to any appeal;

		(s) the Effective Date shall have occurred on or prior to the Outside Date unless the reason therefor shall be attributable to the breach by Investor or its Affiliates of any of their respective representations, warranties, covenants or obligations contained herein or in the Procedures Agreement or any Related Agreement;.

		(t) either pursuant to the Confirmation Order or otherwise, the Bankruptcy Court shall have established one or more bar dates for administrative expense claims pursuant to an order reasonably acceptable to Investor, which bar date or dates shall occur on or before dates reasonably acceptable to Investor; and

		(u) the Securities and Exchange Commission shall have declared effective a shelf registration statement with respect to the Securities issuable to Investor.

In the event any of the conditions set forth in clause (a) (n),
(p) or (r) is not satisfied by the date specified in such clause (the "Deadline"), then, on the 15th day following the then current Deadline, the Deadline shall be automatically extended on a day-to-day basis unless the Company and Investor otherwise agree in writing or unless Investor gives a notice of termination to the Company pursuant to Section 20(b) of the Procedures Agreement within such 15-day period. If any Deadline is automatically extended as aforesaid, Investor may thereafter establish a new Deadline by giving notice to the Company specifying the new Deadline, provided that the new Deadline may not be sooner than 30 days after the date of such notice.

		SECTION 9. Conditions to Company's Obligations Relating to Investment. The Company's obligations to consummate or to cause the consummation of the issuance and sale of the Securities and the other transactions contemplated by this Agreement shall be subject to the satisfaction, or to the effective written waiver by the Company, of the condition described in Section 8(b) and the following additional conditions:

		(a)     payment of the Purchase Price;

		(b) Investor shall have delivered to the Company appropriate closing documents, including, but not limited to, executed counterparts of the Related Agreements and certifications of officers, and opinions of legal counsel, all of which shall be reasonably satisfactory to the Company;

		(c) there shall be in effect no injunction, stay, restraining order or decree issued by any court of competent jurisdiction, whether foreign or domestic, staying the effectiveness of any of the Approvals, the Initial Order or the Confirmation Order, and there shall not be pending any request or motion for any such injunction, stay, restraining order or decree; provided, however, that the foregoing condition shall not apply to any such injunction, stay, order or decree requested, initiated or supported by the Company or to any such request or motion made, initiated or supported by the Company;

		(d) the Related Agreements to be executed by Investor or any of its partners shall have been executed by such parties on or before the Effective Date and, once executed, shall not have been modified without the consent of the Company, shall be in effect and shall not have been stayed;

		(e) Investor, Continental and Mesa shall have performed in all material respects all obligations on their part required to be performed on or before the Effective Date under this Agreement, the Procedures Agreement and the Related Agreements and all orders of the Bankruptcy Court in respect thereof that are consistent with the provisions of such instruments;

		(f) all representations and warranties of Investor, Continental and Mesa under this Agreement, the Procedures
Agreement and the Related Agreements shall be true and correct in all material respects as of the Effective Date;

		(g) the Company shall be reasonably satisfied that the Alliance Agreements, when fully implemented, shall result in an increase to the Company's pretax income of not less than $40 million per year; provided, however, that Investor shall have no liability for any failure of the Company to achieve any such increase in net income except to the extent such failure results from a default by Investor or its partners pursuant to the terms of such Alliance Agreements;

		(h) since the date hereof, there shall have occurred (A) no outbreak or escalation of hostilities or other international or domestic calamity, crisis or change in political, financial or economic conditions or other adverse change in the financial markets or (B) any adverse change in the condition (financial or otherwise), business, assets, properties or prospects of Continental or Mesa, in each case that materially impairs the ability of either Continental or Mesa to perform its obligations under the Alliance
Agreements or the Company's ability to realize the intended benefits and value of this Agreement, the Alliance
Agreements (as contemplated by clause (g) above) or the other Related Agreements;

		(i) since the time of their initial filing by the Company, neither the Plan nor the Disclosure Statement shall have been modified in any material respect without the prior consent of the Company (which consent shall not be unreasonably withheld or delayed), withdrawn by Investor or dismissed;

		(j) the certificate of incorporation and bylaws of the Company shall contain the terms contemplated by this Agreement and shall otherwise be reasonably satisfactory to the Company;

		(k) The Plan (including all Securities to be issued pursuant thereto and all contracts, instruments, agreements and other documents to be entered into in connection therewith), the Disclosure Statement and the Confirmation
Order shall be consistent with the terms of this Agreement and otherwise reasonably satisfactory in form and substance to the Company;

		(l) the Confirmation Order shall have been entered by the Bankruptcy Court in form reasonably acceptable to the Company and, once entered, shall not have been modified in any material respect, shall be in effect and shall not have been stayed and shall not be subject to any appeal; and

		(m) the Effective Date shall have occurred on or prior to the Outside Date unless the reason therefor shall be attributable to the breach by the Company of any of its representations, warranties, covenants or obligations contained herein or in the Procedures Agreement or any Related Agreement.

		SECTION 10. Cooperation. (a) The Company and Investor will cooperate in a commercially reasonable manner, and will use their respective commercially reasonable efforts, to consummate the transactions contemplated hereby, including all commercially reasonable efforts to satisfy the conditions specified in this Agreement. The Company will use commercially reasonable efforts, and Investor will cooperate in a commercially reasonable manner in seeking, to obtain all Approvals.

		(b) Notwithstanding anything in Section 8 or 9 to the contrary, if prior to the Outside Date, the Department of Justice or any other Regulatory Authority raises any antitrust objection to the consummation of the Investment or the implementation of any Alliance Agreement, which objection has not been resolved on or before the Outside Date, Investor nevertheless shall be required to consummate the Investment and, to that end, agrees to timely make such adjustment to the composition of its partnership and to the Alliance Agreements as required to resolve such antitrust objection; provided, however, that nothing in this paragraph (b) shall affect the rights of the Company under
Section 9(g) or obligate the Company to enter into or approve any adjustment or modification of the Alliance Agreements which, in the Company's reasonable judgment, is prejudicial to the Company or the Unsecured Parties in any material respect and which, if entered into or approved, would materially impair the Company's ability to realize the reasonably anticipated benefits of such Alliance Agreements.

		SECTION 11. Registration Rights Agreement. Investor and the Company will enter into a registration rights agreement on terms acceptable to Investor and the Company. The registration rights agreement will reflect the understanding of the parties with respect to their registration rights and obligations and will provide that Investor, its partners and any assignees and transferees, shall have the right to cause the Company to (i) include the Securities issuable to Investor pursuant to the Plan (including any such Securities issued or issuable in respect of the Warrants or by way of any stock dividend or stock split or in connection with any combination of shares, merger, consolidation or similar transaction), on customary terms, in "piggyback" underwritings and registrations and (ii) to effect, on customary terms, one demand registration under the Securities Act for the public offering and sale of the Securities issued to Investor under the Plan at any time after the third anniversary of the Effective Date.

		SECTION 12. Applicable Provisions of Law and
Regulations. It is understood and agreed that this Agreement shall not create any obligation of, or restriction upon, the Company or Investor or the partners of Investor that would violate applicable provisions of law or regulation relating to ownership or control of a U.S. air carrier. At all times after the Effective Date, the certificate of incorporation of the Company shall provide that, in the event persons who are not U.S. citizens shall own (beneficially or of record) or have voting control over shares of Common Stock, the voting rights of such persons shall be subject to automatic suspension as required to ensure that the Company is in compliance with applicable provisions of law or regulation relating to ownership or control of a U.S. air carrier.

		SECTION 13. Representations and Warranties of the
Company. The Company represents and warrants to Investor as follows:

		(a) The Company has complied in all material respects with the terms of all orders of the Bankruptcy Court in respect of the Investment, this Agreement and the Procedures
Agreement.

		(b) The Company has delivered to Investor copies of the audited balance sheets of the Company as of December 31, 1992 and the statements of income, stockholders' equity and cash flows for the years then ended, together with the notes thereto. Such financial statements, and when delivered to Investor the financial statements of the Company referred to in Section 8(g) will, present fairly, in accordance with generally accepted accounting principles (applied on a consistent basis except as disclosed in the footnotes thereto), the financial position and results of operations of the Company as of the dates and for the periods therein set forth.

		(c) When delivered to Investor, the unaudited financial statements of the Company referred to in Section 15(b)(ii) will (i) present fairly, in accordance with generally accepted accounting principles (applied on a consistent basis except as disclosed therein and subject to normal year-end audit adjustments), the financial position and results of operations of the Company as of the date and for the period therein set forth, it being understood and agreed, however, that the foregoing representation relating to conformity with generally accepted accounting principles is being made only to the extent such principles are applicable to interim unaudited reports and (ii) reflect a financial position and results of operations not materially worse than those set forth in the pro forma financial statements contained in Plan 9.

		(d) The Projections and the Monthly Targets were prepared in good faith on a reasonable basis, and when prepared represented the Company's best judgment as to the matters set forth therein, taking into account all relevant facts and circumstances known to the Company. Nothing has come to the Company's attention since the dates on which the Projections and the Monthly Targets, respectively, were prepared which causes the Company to believe that any of the projections and other information contained therein were misleading or inaccurate in any material respect as of such dates. It is specifically understood and agreed that the delivery of the Projections and the Monthly Targets shall not be regarded as a representation, warranty or guarantee that the particular results reflected therein will in fact be achieved or are likely to be achieved.

		(e) No written statement, memorandum, certificate, schedule or other written information provided (or to be provided) to Investor or any of its representatives by or on behalf of the Company in connection with the transactions contemplated hereby, when viewed together with all other written statements and information provided to Investor and its representatives by or on behalf of the Company, in light of the circumstances under which they were made, (i) contains or will contain any materially misleading statement or (ii) omits or will omit to state any material fact necessary to make the statements therein not misleading.

		(f) The board of directors of the Company has approved the Investment and Investor's acquisition of Securities hereunder for purposes of, and in accordance with the provisions and requirements of, Section 203(a)(1) of the General Corporation Law of the State of Delaware and, as a consequence, Investor will not be subject to the provisions of such Section with respect to any "business combination" between Investor and the Company (as such term is defined in said Section 203).

		SECTION 14. Representations and Warranties of Investor. Investor represents and warrants to the Company as follows:

		(a) The general and limited partners of Investor (other than one such partner which will elect to suspend the voting rights of its Securities as contemplated by Section 4(b)) are U.S. citizens within the meaning of Section 101(16) of the Federal Aviation Act of 1958, as amended.

		(b) Investor has, or has commitments for, sufficient funds to pay the Purchase Price and otherwise perform its obligations under this Agreement.

		(c) No written statement, memorandum, certificate, schedule or other written information provided (or to be provided) to the Company or any of its representatives by or on behalf of Investor in connection with the transactions contemplated by the Alliance Agreements, when viewed together with all other written statements and information provided to the Company and its representatives by or on behalf of Investor, in light of the circumstances under which they were made, (i) contains or will contain any materially misleading statement or (ii) omits or will omit to state any material fact necessary to make the statements therein not misleading.

		SECTION 15. Covenants. (a) Investor covenants (i) to support, subject to management's recommendation, increases in employee compensation through 1995 at least equal to those set forth in Plan R-2 and (ii) after the Effective Date, to cause the board of directors of the Company to consider implementation of a broad based employee incentive compensation plan and a management stock incentive plan.

		(b) The Company covenants (i) to use commercially reasonable efforts to cause the shelf registration statement referred to in Section 8(u) to remain effective for three years following its effective date and (ii) as soon as available, to deliver to Investor a copy of the unaudited balance sheet of the Company as of the end of each fiscal quarter of the Company prior to the Effective Date and the unaudited statements of income and cash flows for the periods then ended.

		SECTION 16. Certain Taxes. The Company shall bear and pay all transfer, stamp or other similar taxes (if any are not exempted under Section 1146 of the Bankruptcy Code) imposed in connection with the issuance and sale of the Securities.

		SECTION 17. Administrative Expense. All amounts owed to Investor or its assignees by the Company under this Agreement, the Related Agreements, the Procedures Agreement and all orders of the Bankruptcy Court in respect thereof shall be treated as an allowed administrative expense priority claim under Section
507(a)(1) of the Bankruptcy Code.

		SECTION 18. Incorporation by Reference. The provisions set forth in the Procedures Agreement, including, but not limited to, the provisions regarding confidentiality, liability indemnity and termination, are hereby incorporated by reference and such provisions shall have the same force and effect herein as if they were expressly set forth herein in full.

		SECTION 19. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) or by prepaid express courier to the parties at the following addresses or facsimile numbers:

	If to the Company:      America West Airlines, Inc.  4000
East Sky Harbor Boulevard  Phoenix,
Arizona 85034 Attention:  William
A. Franke and
			   Martin J. Whalen Fax Number:
(602) 693-5904

		with a copy to: LeBoeuf, Lamb, Greene & MacRae
			633 17th Street, Suite 2800 Denver,
Colorado 80202
			Attention:  Carl A. Eklund Fax
Number:  (303) 297-0422

		and a copy to:  Andrews & Kurth L.L.P. 4200 Texas
Commerce Tower Houston, Texas
77002 Attention:  David  G. Elkins
Fax Number:  (713) 220-4285

		and a copy to:  Murphy, Weir & Butler
			101 California Street, 39th Floor
			San Francisco, California 94111
			Attention: Patrick A. Murphy
			Fax Number:  (415) 421-7879

		and a copy to:  Lord, Bissell and Brook 115 South
LaSalle Street
			Chicago, IL 60603
			Attention:  Benjamin Waisbren
			Fax Number:  (312) 443-0336

	If to Investor: AmWest Partners, L.P.  201 Main
Street, Suite 2420  Fort Worth,
Texas  76102  Attention:  James G.
Coulter  Fax Number: (817) 871-4010

		with a copy to: Arnold & Porter
			1200 New Hampshire Ave., N.W.
Washington, D.C.  20036
			Attention:  Richard P. Schifter
			Fax Number: (202) 872-6720

		and a copy to:  Jones, Day, Reavis & Pogue
			North Point 901 Lakeside Avenue
			Cleveland, Ohio 44114
			Attention:  Lyle G. Ganske
			Fax Number: (216) 586-7864

		and a copy to:  Goodwin, Procter &Hoar
			Exchange Place
			Boston, MA 02109
			Attention:  Laura Hodges Taylor,
P.C.
			Fax Number: (617) 523-1231

		and a copy to:  Murphy, Weir & Butler
			101 California Street, 39th Floor
			San Francisco, California 94111
			Attention: Patrick A. Murphy
			Fax Number:  (415) 421-7879

		and a copy to:  Lord, Bissell and Brook 115 South
LaSalle Street
			Chicago, IL 60603
			Attention:  Benjamin Waisbren
			Fax Number:  (312) 443-0336

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail or by express courier in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Either party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

		SECTION 20. Governing Law. Except to the extent inconsistent with the Bankruptcy Code, this Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Arizona, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.

		SECTION 21. Amendment. This Agreement may only be amended, waived, supplemented or modified by a written instrument signed by authorized representatives of Investor and the Company. Investor may extend the time for satisfaction of the conditions set forth in Section 8 (prior to or after the relevant date) by notifying the Company in writing. The Company may extend the time for satisfaction of the conditions set forth in Section 9 (prior to or after the relevant date) by notifying Investor in writing.

		SECTION 22. No Third Party Beneficiary. This Agreement and the Procedures Agreement are made solely for the benefit of the Company and Investor and their respective permitted assigns, and no other Person (including, without limitation, employees, stockholders and creditors of the Company) shall have any right, claim or cause of action under or by virtue of this Agreement or the Procedures Agreement, except to the extent such Person is entitled to protection as contemplated by Section 28(b) or to expense reimbursement pursuant to the Procedures Agreement or may assert a claim for indemnity pursuant to the Procedures
Agreement.

		SECTION 23. Assignment. Except as otherwise provided herein, Investor may assign all or part of its rights under this Agreement to any of its partners (each of whom may assign all or part to its Affiliates) or to any fund or account managed or advised by Fidelity Management Trust Company or any of its Affiliates and may assign any Securities (or the right to purchase any Securities) to any lawfully qualified Person or Persons, and the Company may assign this Agreement to any Person with which it may be merged or consolidated or to whom substantially all of its assets may be transferred in facilitation of the consummation of the Plan and the effectuation of the issuance and sale of the Securities as contemplated hereby or by the Related Agreements. None of such assignments shall relieve the Company or Investor of any obligations hereunder, under the Procedures Agreement or under the Related Agreements.

		SECTION 24. Counterparts. This Agreement may be executed by the parties hereto in counterparts and by telecopy, each of which shall be deemed to constitute an original and all of which together shall constitute one and the same instrument. With respect to signatures transmitted by telecopy, upon request by either party to the other party, an original signature of such other party shall promptly be substituted for its facsimile.

		SECTION 25. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future laws, rules or regulations, and if the rights or obligations of Investor and the Company under this Agreement will not be materially and adversely affected thereby,
(a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible. If the rights and obligations of Investor or the Company will be materially and adversely affected by any such provision held to be illegal, invalid or unenforceable, then unless such provision is waived in writing by the affected party in its sole discretion, this Agreement shall be null and void.

		SECTION 26. Tagalong Rights. On the Effective Date, Investor shall enter into a written agreement for the benefit of all holders of Class B Common (other than Investor and its Affiliates) whereby Investor shall agree, for a period of three years after the Effective Date, not to sell, in a single transaction or related series of transactions, shares of Common
Stock representing 51% or more of the combined voting power of all shares of Common Stock then outstanding unless such holders shall have been given a reasonable opportunity to participate therein on a pro rata basis and at the same price per share and on the same economic terms and conditions applicable to Investor; provided, however, that such obligation of Investor shall not apply to any sale of shares of Common Stock made by Investor (i) to any Affiliate of Investor, (ii) to any Affiliate of Investor's partners, (iii) pursuant to a bankruptcy or insolvency proceeding, (iv) pursuant to judicial order, legal process, execution or attachment, (v) in a widespread distribution registered under the Securities Act of 1933, as amended
("Securities Act") or (vi) in compliance with the volume limitations of Rule 144 (or any successor to such Rule) under the Securities Act.

		SECTION 27. Stock Legend. All securities issued to Investor pursuant to the Plan shall be conspicuously endorsed with an appropriate legend to the effect that such securities may not be sold, transferred or otherwise disposed of except in compliance with (i) Section 26 and (ii) applicable securities laws.

		SECTION 28.  Directors' Liability and Indemnification.
(a) Upon, and at all times after, consummation of the Plan, the certificate of incorporation of the Company shall contain provisions which (i) eliminate the personal liability of the Company's former, present and future directors for monetary damages resulting from breaches of their fiduciary duties to the fullest extent permitted by applicable law and (ii) require the Company, subject to appropriate procedures, to indemnify the Company's former, present and future directors and executive officers to the fullest extent permitted by applicable law. In addition, upon consummation of the Plan, the Company shall enter into written agreements with each person who is a director or executive officer of the Company on the date hereof providing for similar indemnification of such person and providing that no recourse or liability whatsoever with respect to this Agreement, the Procedures Agreement, the Related Agreements, the Plan or the consummation of the transactions contemplated hereby or thereby shall be had, directly or indirectly, by or in the right of the Company against such person. Notwithstanding anything contained herein to the contrary, the provisions of this Section 28(a) shall not be applicable to any person who ceased being a director of the Company at any time prior to March 1, 1994.

		(b) Investor agrees, on behalf of itself and its partners, that no recourse or liability whatsoever (except as provided by applicable law for intentional fraud, bad faith or willful misconduct) shall be had, directly or indirectly, against any person who is a director or executive officer of the Company on the date hereof with respect to this Agreement, the Procedures Agreement, the Related Agreements, the Plan or the consummation of the transactions contemplated hereby or thereby, such recourse and liability, if any, being expressly waived and released by Investor and its partners as a condition of, and in consideration for, the execution and delivery of this Agreement.

		SECTION 29. Jurisdiction of Bankruptcy Court. The parties agree that the Bankruptcy Court shall have and retain exclusive jurisdiction to enforce and construe the provisions of this Agreement.

		SECTION 30. Interpretation. In this Agreement, unless a contrary intention appears, (i) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision and (ii) reference to any Section means such Section hereof. The Section headings herein are for convenience only and shall not affect the construction hereof. No provision of this Agreement shall be interpreted or construed against either party solely because such party or its legal representative drafted such provision.

		SECTION 31.  Termination.  This Agreement shall
terminate concurrently with the termination of the Procedures
Agreement.

		SECTION 32. Entire Agreement. The Agreement supersedes any and all other agreements (oral or written) between the parties in respect to the subject matter hereof other than the Procedures Agreement.


	AMWEST PARTNERS, L.P.



	By:     AmWest Genpar, Inc.,
		its General Partner




	By:

	Title:


Accepted and Agreed to
this 21th day of April, 1994.


AMERICA WEST AIRLINES, INC.
as Debtor and Debtor-in-Possession


By:

Title:



SCHEDULE I
TO
INVESTMENT AGREEMENT



	1. On October 26, 1993, the National Mediation board certified the Airline Pilots Association as collective bargaining agent for the Company's flight deck crew members in NMB Case No. R-6213.
As of March 3, 1994, the union remained in a process of internal organization consisting of a membership drive and election of local union officers. No proposals for a collective bargaining agreement have yet been tendered. The Company anticipates a formal exchange of opening proposals as contemplated by the Railway Labor Act to occur in mid-April.


	2.      On February 15, 1989 in NMB Case No. R-5817, the
Association of Flight Attendants lost an election to determine whether the Association would be the bargaining agent for certain of the Company's
Customer Service Representatives. The NMB has ordered a rerun election and a determination of eligibility to vote in such a rerun election is on-going. No date for a rerun election has yet been set by the NMB.


	3. The Company is subject to an informal inquiry by a governmental agency as described in the letter, dated February 22, 1994, from Martin J. Whalen, Sr.
Vice President and General Counsel of the Company, to Richard P. Schifter, counsel for Investor.


Exhibit A

Stock Purchase Warrants

Indicative Summary of Key Terms and Conditions


Issuer  America West (the "Company").

Issue   Stock Purchase Warrants (the
"Warrants").

Number  Warrants to purchase 10,384,615
shares of the Company's Class B
Common Stock ("Common Stock").

Exercise Price The Exercise Price for the Warrants will be determined by the
Bankruptcy Court based on a value
equal to total prepetition
unsecured claims divided by .595
times 1.1.

Expiration      The Warrants will be exercisable by
the holders thereof at any time on
or prior to the fifth anniversary
of the Effective Date.

Redemption      The Warrants will not be
redeemable.

Anti-Dillution Adjustments      The number of shares of Common
Stock purchasable upon exercise of
each Warrant will be adjusted upon
(i) payment of a dividend payable
in, or other distribution of,
Common Stock to all of the then
current holders of Common Stock,
(ii) a combination, subdivision or
reclassification of Common Stock,
and (iii) rights issuances.

Common Stock    When delivered, the Common Stock
purchased upon exercise of the
Warrants will be fully paid and
nonassessable.

Voting Rights   The holders of the Warrants will
not have any voting rights in
respect thereof.

Merger The holders of the Warrants will be protected in the case of a merger or other similar transaction involving the Company.


Exhibit B

Senior Unsecured Notes

Indicative Summary of Key Terms and Conditions


Issuer  (Reorganized) America West
Airlines, Inc. (the "Company").

Issue   Senior Unsecured Notes (the
"Notes").

Principal Amount        Up to $130,000,000, subject to 1%
fee.

Maturity        Seven years from issuance.

Interest Rate   The Notes will bear interest,
payable semiannually, in arrears at
a rate equal to 425 basis points
over seven year treasuries at time
of closing but not to exceed 11.05%
per annum.

Ranking The Notes will rank pari passu with all existing and future senior unsecured indebtedness of the
Company.

Optional Redemption     The Notes will not be redeemable
during the first three years except
that the Company may redeem up to
$30 million in principal amount of
the Notes issued to Investor and up
to $10 million in principal amount
of the Notes issued to GPA, in each
case from the Net Proceeds of any
underwritten offering of primary
shares of the Company's Class B
Common Stock at a purchase price
equal to 108% of principal plus
accrued interest as of the date of
redemption.  Thereafter, the Notes
are redeemable at the Company's
option, in whole or in part, after
30 days notice.  The redemption
price will be equal to the
following percentage of the
principal amount redeemed in each
of the following years plus accrued
interest:

	Year 4: 108%
	Year 5: 105.3%
	Year 6: 102.7%
	Year 7: 100.1%

Mandatory Redemption    None.

Covenants and Other Provisions Purchasers will negotiate in good faith standard covenants and provisions, including, but not limited to, limitations on additional indebtedness, liens, restricted payments, investments, mergers, asset sales, transactions with affiliates, and the like.